Exhibit 99.1

Little Squaw Evaluating Chandalar Placer Gold Deposits
Monday September 18, 8:00 am ET

Supplement to Lode Gold Program

SPOKANE, WA--(MARKET WIRE)--Sep 18, 2006 -- Little Squaw Gold Mining Company (OTC BB:LITS.OB - News) ("Little Squaw" or "the Company") announces that it is examining the possibility of exploiting a number of placer gold mining prospects on its Chandalar, Alaska claim holdings. In conjunction with the recently completed first seasonal exploratory drilling program (see Little Squaw News Release of Sept. 13, 2006), which included initial test drilling on 8 of the property's 35 known gold-bearing quartz veins (also known as "lode" prospects), the Company retained Mr. Jeffrey O. Keener, a well-recognized consulting geologist and placer mining specialist in Alaska, to conduct a preliminary field examination of its Little Squaw and Big Squaw placer gold deposits.

Keener, who has evaluated 38 Alaskan and western U.S. placer gold deposits, of which 10 have been brought into production on his advice, offered this assessment: "The presence of high-grade placer gold deposits on Little Squaw Creek is well-established and clearly has the potential to provide a significant gold resource for the Company." Keener added, "If proven, these deposits can be brought into production within a relatively short time. Furthermore, additional placer resources that may occur on nearby gold-bearing creeks controlled by the Company will substantially enhance the value of the Chandalar mineral properties."

Placers are secondary gold deposits derived by erosion of weathered outcrops of large lodes (gold-quartz veins) located up-stream. Placer gold consists of gold particles found as dust, flakes and nuggets in the gravel deposits of stream channels and creek beds. A number of placer gold deposits have been previously identified around the Chandalar property, where four creeks have seen historic placer gold production, mainly by "old timers" using hand mining methods.

Placer mining gold grades are measured in ounces per cubic yard (opy) of gravel, with interesting results usually in the hundredths (0.01's) of an ounce range. In the last decade, independent miners, who had leased creeks on the property and used mechanized placer mining equipment, reported their "break-even" gold grade was between 0.02 and 0.03 opy. At current gold prices and using mechanized placer mining methods, the Company estimates that grades of 0.03 opy would be profitable.

Following his field examination and data review, Keener said, "Historical production, since 1905, from small open-cut and underground mining on Little Squaw Creek is at least 29,000 ounces of placer gold, mostly recovered from deeply buried bench placers. Previous examiners have estimated that a possible resource of 194,000 ounces of gold contained in 2.3 million cubic yards of placer gravel (an average grade of 0.084 opy) may remain for modern exploitation, and I concur with that conclusion." (The Company notes that this reference is not to a U.S. Security and Exchange Commission Industry Guide 7 compliant resource.)

"This report, from one of the foremost experts on the subject, provides positive news for our shareholders," noted Little Squaw's President, Dick Walters. "It indicates that we may have gold resources beyond what we have been targeting with our recent exploratory drilling on the lodes and that, as placer deposits, they would have the potential to be developed much more quickly."

During his field examination, Keener mapped and sampled old miners' workings, and conducted limited trenching on Little Squaw Creek to depths of 20 feet. He used an analytical gold panning technique to sample and measure the gold contents of various sites, finding gold grades of between 0.017 opy and 0.157 opy. His primary aim was to investigate the recovery of gold from a reconnaissance drilling program performed in 1997 by a previous operator (Fitch, G., for Daglow Exploration, Inc.) (see Little Squaw Press Release of October 8, 2003).

Keener is recommending a drilling program be conducted in 2007 to define the Company's placer gold resources with the goal of developing probable and proven reserves on the Little Squaw Creek stream. He also is advising that reconnaissance drilling should commence on Big Squaw Creek to explore for "pay streaks" in the deeper gravels downstream of the old workings. He notes that additional placer exploration targets on the Company's properties have also been identified and should be drilled in the future.

An expanded report by Keener containing detailed drilling recommendations is forthcoming. The Company will give serious consideration to initiating gold placer deposit drilling evaluation as soon as possible.

About the Company: Little Squaw Gold Mining Company (OTC BB:LITS.OB - News) is a 47-year-old, publicly traded junior mining company with new management, an infusion of capital, and a new vision going forward. The Company is committed to exploring gold prospects on its wholly owned Chandalar mining property in Alaska, and to finding additional gold properties elsewhere in the Americas. Information on the Company, its Chandalar property and the gold showings thereon is available on the Company's website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company's SEC filings, specifically its Form 10-KSB/A annual report for 2005 and its Form 10-QSB for the second quarter of 2006, both of which can also be accessed through the Company's website.

Richard Walters, President, and Susan Schenk, Manager of Investor Relations of Little Squaw Gold Mining Company, are responsible for this news release. For further information please contact Ms. Schenk at (509) 535-6156, or at mailto: ir@littlesquawgold.com.

Cautionary Note Regarding Forward-Looking Information -- Information set forth in this press release may involve forward-looking statements. By their nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company's control, including the Company's plans to complete its drilling on its Chandalar, AK property and any anticipated results of its exploration program on the Chandalar property or the Broken Hills West, Nevada property, and the Company's ability to file SEC forms in a timely manner. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. The Company's actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements.

Contact:

Susan Schenk

(509) 535-6156

mailto:ir@littlesquawgold.com